LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Interest income	$8,768	8,608	26,034	25,687
Interest expense	2,455	3,290	7,709	10,205
Net interest income	6,313	5,318	18,325	15,482
Provision for loan losses	664	188	970	322
Net interest income after provision	5,649	5,130	17,355	15,160
Non-interest income	2,176	2,203	6,517	6,430
Non-interest expense	5,194	4,928	16,878	14,975
Income before income taxes	2,631	2,405	6,994	6,615
Provision for income taxes	588	611	1,548	1,679
Net income	2,043	1,794	5,446	4,936
Preferred stock dividends and discount accretion	206	-	514	-
Net income available to common shareholders	$1,837	1,794	4,932	4,936

Dividends per common share	$0.16	0.16	0.48	0.48
Basic earnings per common share	$0.27	0.27	0.74	0.74
Diluted earnings per common share	$0.27	0.27	0.74	0.74
Average basic shares outstanding	6,687,232	6,687,232	6,687,232	6,687,232
Average diluted shares outstanding	6,707,746	6,687,232	6,693,032	6,687,232

Selected Financial Ratios
Return on average assets	1.09%	1.09%	1.02%	1.05%
Return on average equity	10.46%	12.27%	9.54%	11.38%
Dividend payout ratio	59.26%	59.26%	64.86%	64.86%
Net interest margin (tax equivalent)	3.94%	3.68%	3.93%	3.74%

Selected Balance Sheet Items	September 30, 2009	December 31, 2008
Investment securities	$216,801	139,272

Loans	459,998	453,811
Less allowance for loan losses	2,799	2,468
Net loans	457,199	451,343

Total assets	749,806	649,731
Total deposits	639,081	577,622
Short-term borrowings	317	2,206
Long-term debt	25,309	5,000
Total shareholders’ equity	79,165	58,116

Shares outstanding at period end	6,687,232	6,687,232

Book value per share	$9.83	8.69
Equity to assets ratio	10.56%	8.94%

Assets Under Management
LCNB Corp. total assets	$749,806	649,731
Trust and investments (fair value)	186,250	174,775
Mortgage loans serviced	57,111	37,783
Business cash management	19,338	39,979
Brokerage accounts (fair value)	43,912	53,633
Total assets managed	$1,056,417	955,901